                                 [INVIVO LOGO]

                           OFFER TO PURCHASE FOR CASH

                       650,000 SHARES OF ITS COMMON STOCK

                    AT A PURCHASE PRICE OF $15.00 PER SHARE

         THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
                          AT 9:00 P.M., EASTERN TIME,
          ON TUESDAY, FEBRUARY 11, 2003 UNLESS THE OFFER IS EXTENDED.

     Invivo Corporation, a Delaware corporation, is offering to purchase for cash 650,000 shares of its common stock, $0.01 par value per share, upon the terms and subject to the conditions set forth in this document and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the offer).

     On the terms and subject to the conditions of the offer, we will pay $15.00 per share, net to you in cash, without interest, for shares properly tendered and not properly withdrawn in the offer. However, because of the proration provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek to purchase are properly tendered. Shares not purchased in the offer because of proration will be returned promptly after the expiration of the offer. See Section 1. We reserve the right, in our sole discretion, to purchase more than 650,000 shares in the offer, subject to applicable law.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

     Our shares are listed and traded on the Nasdaq National Market under the symbol "SAFE". On January 6, 2003, the last full trading day before the date of the public announcement of the offer, the last reported sale price of our shares on the Nasdaq National Market was $13.20 per share. WE ENCOURAGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES OF OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR SHARES. SEE SECTION 7.

     OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD OR SHOULD NOT TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. SOME OF OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY, OR ENTITIES AFFILIATED WITH THEM, INTEND TO TENDER SHARES IN THE OFFER.
                             ---------------------

                   Offer to Purchase dated January 13, 2003.

                                   IMPORTANT

     If you want to tender all or part of your shares, you must do one of the following before the expiration date of the offer:

     - if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

     - if you hold certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to U.S. Stock Transfer Corporation, the Depositary for the offer;

     - if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

     If you want to tender your shares but:

     - your certificates for the shares are not immediately available or cannot be delivered to the Depositary by the expiration date of the offer;

     - you cannot comply with the procedure for book-entry transfer by the expiration date of the offer; or

     - your other required documents cannot be delivered to the Depositary by the expiration date of the offer;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

     TO TENDER SHARES PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

     Questions and requests for assistance may be directed to Invivo Corporation or the Depositary at the addresses and telephone numbers listed on the back cover of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may also be directed to Invivo Corporation. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the offer.

     We are not making the offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the offer to stockholders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD OR SHOULD NOT TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY OTHER DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It highlights material information in this document, but is only a summary and does not describe all of the details of the offer contained in the other sections of this document. We urge you to read the entire document and the related Letter of Transmittal, which contain the full details of the offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase
my shares?....................   We are Invivo Corporation, and we are offering
                                 to purchase your shares of our common stock.

What will the purchase price
for the shares be?............   The purchase price will be $15.00 per share. We
                                 will pay this purchase price in cash, without interest, for all the shares we purchase under the offer.

How many shares will Invivo
purchase?.....................   We will purchase 650,000 shares in the offer,
                                 or such lesser number of shares as are properly tendered. We also expressly reserve the right to purchase additional shares up to 2% of our outstanding shares and could decide to purchase more shares, subject to applicable legal requirements. If more than 650,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered and are not properly withdrawn before the expiration date, we will purchase such properly tendered shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares. See
                                 Section 1.

How will Invivo pay for the
shares?.......................   We anticipate that we will use our available
                                 cash to purchase shares tendered in the offer.
                                 The offer is not subject to the receipt of financing. See Section 8.

When does the offer expire;
can the offer be extended?....   You may tender your shares until the offer
                                 expires. The offer will expire on Tuesday, February 11, 2003, at 9:00 p.m., Eastern Time, unless we extend it. See Section 1. We may choose to extend the offer for any reason. See
                                 Section 14.

How will I be notified if
Invivo extends the offer?.....   We will issue a press release by 9:00 a.m.,
                                 Eastern Time, on the business day after the last previously scheduled expiration date if we decide to extend the offer. See Section 14. We cannot assure you that the offer will be extended or, if extended, for how long.

Are there any conditions to
the offer?....................   Our obligation to accept and pay for your
                                 tendered shares is subject to conditions such as the absence of court and governmental action prohibiting the offer, changes in general market conditions or our business that, in our judgment, are or may be materially adverse to us and circumstances that would cause our shares to be delisted from the Nasdaq National
                                 Market or cause us to no longer be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. See Section 6.

Is there a minimum number of
shares that must be
tendered?.....................   The offer is not conditioned on any minimum
                                 number of shares being tendered. See Section 6.

Following the offer, will
Invivo continue as a public
company?......................   The completion of the offer in accordance with
                                 its conditions should not cause our common stock to be delisted from the Nasdaq National
                                 Market or cause us to no longer be subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares in the offer that there will not be a reasonable likelihood that the purchase will cause our shares to be delisted from the Nasdaq National Market or cause us to no longer be subject to the periodic reporting requirements of the Exchange
                                 Act. See Section 6.

How do I tender my shares?....   To tender your shares, prior to 9:00 p.m.,
                                 Eastern Time, on Tuesday, February 11, 2003, unless the offer is extended:

                                      - you must deliver your share certificate
                                        and a properly completed and duly
                                        executed Letter of Transmittal to the
                                        Depositary at the address appearing on
                                        the back cover of this document;

                                      - the Depositary must receive a
                                        confirmation of receipt of your shares
                                        by book-entry transfer and a properly
                                        completed and duly executed Letter of
                                        Transmittal; or

                                      - you must comply with the guaranteed
                                        delivery procedure.

                                 See Section 3 and the instructions to the Letter of Transmittal.

What is proration and how does
it apply?.....................   Proration refers to our purchase of properly
                                 tendered shares on a pro rata basis if more than 650,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, are properly tendered. If proration of tendered shares is required, we will determine the proration factor promptly after the expiration date. The proration factor for each stockholder tendering shares will be based on the ratio that the number of shares properly tendered and not properly withdrawn by such stockholder bears to the total number of shares properly tendered and not properly withdrawn by all stockholders.

Once I have tendered shares in
the offer, can I withdraw my
tender?.......................   You may withdraw any shares you have tendered
                                 at any time before 9:00 p.m., Eastern Time, on Tuesday, February 11, 2003, unless we extend the offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:01 a.m., Eastern Time, on Wednesday, March 12, 2003. See
                                 Section 4.

How do I withdraw shares I
previously tendered?..........   You must deliver on a timely basis a written,
                                 telegraphic or facsimile notice of your
                                 withdrawal to the Depositary at the address listed on the back cover of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares.

                                 Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer described in Section 3. See Section 4.

If I decide not to tender, how
will the offer affect my
shares?.......................   Stockholders who choose not to tender will own
                                 a greater percentage interest in us following the offer. See Section 2.

Has Invivo or its Board of
Directors adopted a position
on the offer?.................   Our Board of Directors has approved the offer.
                                 However, neither we nor our Board of Directors makes any recommendation to you as to whether you should or should not tender your shares.
                                 You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. Some of our directors and executive officers have advised us that they, or entities affiliated with them, intend to tender shares in the offer. See Section 10.

When will Invivo pay for the
shares I tender?..............   We will pay the purchase price, net in cash,
                                 without interest, for the shares we purchase promptly after the expiration date of the offer and the acceptance of the shares for payment.
                                 See Section 5.

What is a recent trading price
of Invivo common stock?.......   On January 6, 2003, the last full trading day
                                 before the date of the public announcement of the offer, the last reported sale price of our shares on the Nasdaq National Market was $13.20 per share.

Will I have to pay brokerage
commissions if I tender my
shares?.......................   If you are a registered stockholder and you
                                 tender your shares directly to the Depositary, you will not incur any brokerage commissions.
                                 If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 15.

What are the United States
federal income tax
consequences if I tender my
shares?.......................   Generally, you will be subject to United States
                                 federal income taxation when you receive cash from us in exchange for the shares you tender.
                                 The cash you receive for your tendered shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the tendered shares we purchase or as a distribution in respect of stock from us.
                                 See Section 13.

Will I have to pay stock
transfer tax if I tender my
shares?.......................   If you are the registered holder and you
                                 instruct the Depositary in the Letter of Transmittal to make the payment for the shares to you, you will not incur any stock transfer tax. See Section 5.

Who can I talk to if I have
questions?....................   John F. Glenn, Chief Financial Officer of
                                 Invivo Corporation, and the Depositary can help answer your questions. Contact information is listed on the back cover of this document.

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
SUMMARY TERM SHEET...............................................     i
THE OFFER........................................................     1
 1.  Number of Shares; Proration.................................     1
 2.  Purpose of the Offer; Material Effects of the Offer.........     2
 3.  Procedures for Tendering Shares.............................     3
 4.  Withdrawal Rights...........................................     7
 5.  Purchase of Shares and Payment of Purchase Price............     7
 6.  Conditions of the Offer.....................................     8
 7.  Price Range of Shares; Dividends............................    10
 8.  Source and Amount of Funds..................................    10
 9.  Certain Information Concerning Invivo Corporation...........    10
10.  Interest of Directors and Executive Officers; Transactions
     and Arrangements Concerning Shares..........................    15
11.  Effects of the Offer on the Market for Shares; Registration
     under the Exchange Act......................................    17
12.  Legal Matters; Regulatory Approvals.........................    17
13.  United States Federal Income Tax Consequences...............    18
14.  Extension of the Offer; Termination; Amendment..............    21
15.  Fees and Expenses...........................................    22
16.  Miscellaneous...............................................    22

                           FORWARD-LOOKING STATEMENTS

     This Offer to Purchase, including the documents incorporated by reference in this Offer to Purchase, contains forward-looking statements that are not purely historical regarding our intentions, hopes, beliefs, expectations and strategies for the future. The words "will", "may", "expect", "anticipate", "intend", "believe" and similar expressions identify these forward-looking statements. Because these statements deal with future events, they are subject to various risks and uncertainties. Our actual results could differ materially from those projected in these forward-looking statements. Factors that might cause or contribute to these differences include the risks described in other documents we have filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended June 30, 2002 and our quarterly report on Form 10-Q for the quarter ended September 30, 2002, which are incorporated by reference in this Offer to Purchase. You should assume that the information appearing in this Offer to Purchase is accurate as of the date on the front cover of this Offer to Purchase only. Notwithstanding any statement in this Offer to Purchase or in any document incorporated by reference in this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION

     General. Upon the terms and subject to the conditions of the offer, we will purchase 650,000 shares of our common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with
Section 4, before the scheduled expiration date of the offer, at $15.00 per share, net to the seller in cash, without interest.

     The term "expiration date" means 9:00 p.m., Eastern Time, on Tuesday, February 11, 2003, unless and until we, in our sole discretion, extend the period of time during which the offer will remain open. In that case, the term "expiration date" shall mean the latest time and date at which the offer, as so extended by us, shall expire. See Section 14.

     In accordance with the rules of the Securities and Exchange Commission, we may, and expressly reserve the right to, purchase under the offer an additional amount of shares not to exceed 2% of our outstanding shares without amending or extending the offer. See Section 14. In the event of an over-subscription of the offer as described below, tendered shares will be subject to proration. The proration period and withdrawal rights expire on the expiration date.

     If we:

     - increase or decrease the price to be paid for shares;

     - increase the number of shares being sought in the offer in an amount that exceeds 2% of our outstanding shares; or

     - decrease the number of shares being sought; and

the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, we will extend the offer until the expiration of such ten business day period. The term "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

     THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES. THE OFFER IS, HOWEVER, SUBJECT TO THE OTHER CONDITIONS DESCRIBED IN SECTION 6.

     Because of the proration provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if the offer is oversubscribed. Shares properly tendered and not properly withdrawn will be purchased at the purchase price, on the terms and subject to the conditions of the offer, including the proration provisions. Shares not purchased in the offer because of proration will be returned to the tendering stockholders at our expense promptly after the expiration of the offer.

     This Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of shares of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

     Proration. Upon the terms and subject to the conditions of the offer, if more than 650,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered and are not properly withdrawn before the expiration date, we will purchase such properly tendered shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares. If proration of tendered shares is required, we will determine the proration factor promptly after the expiration date. The proration factor for each stockholder tendering shares will be based on the ratio that the number of shares properly tendered and not properly withdrawn by such stockholder bears to the total number of shares properly tendered and not properly withdrawn by all stockholders. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased under the offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. You may obtain preliminary proration information from us and may also be able to obtain such information from your broker. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

     As described in Section 13, the number of shares that we will purchase under the offer may affect the United States federal income tax consequences to you and, therefore, may be relevant to your decision whether or not to tender shares.

2.  PURPOSE OF THE OFFER; MATERIAL EFFECTS OF THE OFFER

     Purpose of the Offer. Our Board of Directors has consistently undertaken to position Invivo Corporation to produce enhanced value for our stockholders. Although we originally were an instrumentation and safety company, as a result of our acquisition of Invivo Research in 1992 our medical device segment became our largest segment. We determined within the past year that while our non-medical businesses represented a relatively secure source of revenue and cash flow, these businesses were not likely to experience significant growth and that investors were viewing us largely as a medical device company. For these reasons we sought to divest our non-medical businesses, which culminated in our sales of our gas detection and oxygen monitoring businesses in the second half of fiscal 2002.

     With these sales completed, we have substantially more cash on our balance sheet than we have had in the past. We generally produce cash as a result of our ongoing operations and, therefore, we do not need cash balances at the current level to support our current operations. While we believe it is advantageous to maintain cash for potential acquisitions of complementary businesses or product lines, we further determined that our current cash balance represented more cash than we were likely to require in the foreseeable future for these purposes.

     As a result, our Board of Directors concluded that using a portion of our cash for a stock buyback was the best way to utilize this resource to enhance stockholder value. Our stock is relatively thinly traded and those stockholders looking to dispose of a substantial quantity of our shares would generally have found it difficult to do so without adversely affecting the market price. We felt that an issuer tender offer at a premium to recent and current market prices would afford greater liquidity to stockholders, at better pricing, than they are likely to find in open market transactions. We further determined that such a program would be valuable to stockholders wishing to maintain their investment in us by reducing the overhang of stockholders seeking short-term liquidity and by increasing the percentage ownership of ongoing investors in Invivo Corporation. Based on our recent operating results, we believe that completion of the offer will be accretive to our earnings per share.

     If this offer is fully subscribed, we believe that our net working capital would be more than sufficient to support our ongoing operating activities, including our continued investment in product development. We also believe that our remaining cash balance, along with our borrowing capacity and the availability of our publicly traded equity securities, likely would be sufficient to support any opportunities we may identify to acquire complementary businesses and product lines.

     Within the past year we have received an inquiry from a third party about a potential business combination by which we would be acquired. We retained an investment banking firm with expertise in the medical device industry to help assess this inquiry, and through this firm we had preliminary discussions with the inquiring firm and one or two other medical product manufacturers. After considering the range of valuations suggested in these discussions and the conditions that would likely be imposed to complete a transaction, our Board of Directors concluded that our best strategic alternative was to continue to exploit our unique position in the patient monitoring arena. We did not receive a formal offer from the party that contacted us or from anyone else, and we are not engaged in any further discussions with third parties about the acquisition of Invivo Corporation at this time.

     Potential Risks and Disadvantages of the Offer. This offer does present risks both to investors who sell shares in the offer and those who maintain their investment in us. These risks include:

     - The enterprise value afforded to us in the public trading markets after completion of the offer could decline by a greater proportion than the percentage of our outstanding shares that we purchase in the offer, resulting in a lower valuation for ongoing investors.

     - We may identify attractive acquisition opportunities that are larger than we had anticipated and that we are not able to pursue due to insufficient cash resources, which could represent a lost opportunity for our ongoing investors.

     - Completion of the offer will reduce our public float which may be an impediment to investment in us by some institutional investors, thus reducing the demand for our stock.

     - Stockholders who sell shares to us in the offer will not, to the extent of the shares sold, be able to participate in any future growth in value of our shares, including any premium that could be offered for our shares in a third party acquisition attempt that may arise from any companies with whom we have previously had discussions or other potential acquirers.

     OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD OR SHOULD NOT TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER, CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND MAKE YOUR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE HAVE BEEN INFORMED THAT SOME OF OUR DIRECTORS AND EXECUTIVE OFFICERS, OR ENTITIES AFFILIATED WITH THEM, INTEND TO TENDER SHARES IN THE OFFER.

     Shares we acquire in the offer will be canceled and returned to the status of authorized but unissued stock, and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of the Nasdaq National Market or any other securities exchange on which our shares are listed) for a variety of purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

     In the future, we may purchase additional shares of our common stock on the open market, in private transactions, through tender offers or otherwise. Such purchases may be at prices above or below the purchase price for the shares purchased in the offer. These purchases may be made at management's discretion and on the same terms as or on terms and prices that are more or less favorable to stockholders than the terms of the offer. No purchases, however, will be made if such purchases would cause our shares to be delisted from the Nasdaq National Market or cause us to no longer be subject to the periodic reporting requirements of the Exchange Act. Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the offer, until at least ten business days after the expiration date of the offer, except pursuant to certain limited exceptions provided in Rule 14e-5. We currently intend to continue as a publicly traded company and do not plan to effect any open-market stock repurchases that would cause our common stock to be ineligible to be listed on the Nasdaq National Market or cause us to no longer be subject to the periodic reporting requirements of the Exchange Act.

3.  PROCEDURES FOR TENDERING SHARES

     Proper Tender of Shares.  For shares to be tendered properly in the offer:

     - the certificates for such shares (or confirmation of receipt of such shares under the procedure for book-entry transfer described below), together with a properly completed and duly executed Letter of

       Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an "agent's message" (as defined below), and any other documents required by the Letter of Transmittal, must be received before 9:00 p.m., Eastern Time, on the expiration date by the Depositary at its address listed on the back cover of this document; or

     - the tendering stockholder must comply with the guaranteed delivery procedure described below.

     IF YOU HOLD SHARES THROUGH BROKERS OR BANKS, YOU ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

     Signature Guarantees and Method of Delivery. No signature guarantee is required if:

     - the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the "book-entry transfer facility", whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal; or

     - shares are tendered for the account of an "eligible guarantor institution" (as defined below). See Instruction 1 of the Letter of Transmittal.

     The term "eligible guarantor institution" means a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act.

     If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

     Payment for shares tendered and accepted for payment under the offer will be made only after timely receipt by the Depositary of certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the Depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, or an agent's message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the shares for purposes of the offer at the book-entry transfer facility within two business days after the date of this document, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry transfer of the shares by causing the book-entry transfer facility to transfer shares into the Depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the book-entry transfer facility, either:

     - a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address listed on the back cover of this document before the expiration date; or

     - the guaranteed delivery procedure described below must be followed.

Delivery of the Letter of Transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the Depositary.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

     Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, a portion of the gross proceeds payable to a stockholder or other payee under the offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. In addition, if the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, you should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless you otherwise establish to the satisfaction of the Depositary that you are not subject to backup withholding. Specified stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from us or the Depositary. See Instruction 11 of the Letter of Transmittal.

     TO PREVENT FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR SHARES PURCHASED UNDER THE OFFER, IF YOU DO NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING, YOU MUST PROVIDE THE DEPOSITARY WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     See Section 13 for a discussion of United States federal income tax consequences to tendering stockholders that are U.S. holders (as that term is described in Section 13).

     Guaranteed Delivery. If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary by the expiration date of the offer, you cannot comply with the procedure for book-entry transfer by the expiration date of the offer, or your other required documents cannot be delivered to the Depositary by the expiration date of the offer, you can still tender your shares, provided that all of the following conditions are satisfied:

     - the tender is made by or through an eligible guarantor institution;

     - the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

     - the certificates for all tendered shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the Depositary's account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent's message, or other documents required by the Letter of Transmittal, are received by the Depositary within three trading days on the Nasdaq National Market after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

     Return of Unpurchased Shares. If any tendered shares are not purchased under the offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder. Our interpretation of the terms of the offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We, the Depositary, and any other person are not under any duty to give notification of any defects or irregularities in any tender and will not incur any liability for failure to give any such notification.

     Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

     - you have a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 under the Exchange Act; and

     - the tender of shares complies with Rule 14e-4.

     It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

     - has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities; and

     - will deliver or cause to be delivered the shares in accordance with the terms of the offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares that you tender under the offer will constitute a binding agreement between us and you upon the terms and conditions of the offer.

     Lost, Stolen, Destroyed or Mutilated Certificates. If your certificate for part or all of your shares has been lost, stolen, destroyed or mutilated, you should check the applicable box in the section captioned "Description of Shares Tendered" of the Letter of Transmittal and return the completed Letter of Transmittal as promptly as possible to U.S. Stock Transfer Corporation, the transfer agent for Invivo Corporation's common stock. You may be required to post a bond to secure against the risk that the certificates may be subsequently recirculated. You are urged to send the Letter of Transmittal to U.S. Stock Transfer Corporation as promptly as possible in order to permit timely processing of the documentation and to determine if the posting of a bond is required. Any questions regarding the procedures for replacing lost, stolen, destroyed or mutilated certificates may be directed to U.S. Stock Transfer Corporation at (800) 835-8778.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT'S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL,

MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US. ANY SUCH DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of shares under the offer are irrevocable. Shares tendered under the offer may be withdrawn at any time before the expiration date and, unless we have already accepted the shares for payment under the offer, at any time after 12:01 a.m., Eastern Time, on Wednesday, March 12, 2003.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address listed on the back cover of this document. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

     If shares have been tendered under the procedure for book-entry transfer described in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. We, the Depositary, and any other person are not under any duty to give notification of any defects or irregularities in any notice of withdrawal and will not incur any liability for failure to give any such notification.

     Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

     If we extend the offer, are delayed in our purchase of shares, or are unable to purchase shares under the offer for any reason, then, without prejudice to our rights under the offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the offer, promptly after the expiration date, we will accept for payment and pay for, and thereby purchase, shares properly tendered and not properly withdrawn before the expiration date.

     For purposes of the offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered and not properly withdrawn, subject to the proration provisions of the offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment under the offer.

     We will pay for shares purchased under the offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

     In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately seven to ten business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense, promptly after the expiration date or termination of the offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur, we may not be obligated to purchase shares under the offer. See Section 6.

     We will pay or cause to be paid all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

     IF YOU OR ANY OTHER PAYEE FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL, YOU MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO YOU OR ANY OTHER PAYEE UNDER THE OFFER. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6.  CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and we may terminate or amend the offer or postpone the acceptance for payment of, or the purchase of and payment for, tendered shares, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after January 13, 2003 and before the expiration date any of the following events has occurred (or we have reasonably determined occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the offer or with acceptance for payment of the tendered shares:

     - any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal has been threatened or instituted or is pending that directly or indirectly:

      - challenges the making of the offer or the acquisition of some or all of the shares under the offer or otherwise relates in any manner to the offer; or

      - in our judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or our subsidiaries or materially impair the contemplated benefits of the offer to us described under "Purpose of the Offer" in Section 2;

     - any action has been threatened or taken or is pending, or any approval has been withheld, or any statute, rule, regulation, judgment, order or injunction has been threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our judgment, would or might directly or indirectly:

      - make the acceptance for payment of or payment for some or all of the shares illegal or otherwise restrict or prohibit completion of the offer;

      - delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

      - materially impair the contemplated benefits of the offer to us; or

      - materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

     - there has occurred:

      - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

      - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

      - the commencement of a war, armed hostilities or other international or national calamity or crisis, including an act or acts of terrorism, directly or indirectly involving the United States or any of its territories;

      - any decrease by more than 10% from the closing price on January 10, 2003 in the market price of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our judgment, have a material adverse effect on our business, operations or prospects or the trading in the shares;

      - in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

      - any decline in either the Nasdaq Composite Index or the Standard and Poor's Index of 500 Industrial Companies by an amount greater than 10% from the close of business on January 10, 2003;

     - a tender offer or exchange offer for any or all of the shares (other than this offer), or any merger, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person;

     - one or more of the following has occurred:

      - any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or
        Schedule 13G with the Securities and Exchange Commission on or before January 10, 2003);

      - any such entity, group or person who has filed a Schedule 13D or
        Schedule 13G with the Securities and Exchange Commission on or before January 10, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares; or

      - any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities other than in connection with a transaction authorized by our Board of Directors;

     - any change or changes has occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our judgment, is or may be material and adverse to us or our subsidiaries; or

     - we determine that there is a reasonable likelihood that the completion of the offer and the purchase of the shares may otherwise cause the shares to be delisted from the Nasdaq National Market or cause us to no longer be subject to the periodic reporting requirements of the Exchange Act.

     These conditions are for our benefit. We may assert them in our reasonable judgment regardless of the circumstances giving rise to any such condition. We may waive them, in whole or in part, at any time in our sole discretion. All conditions to the offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived prior to the expiration of the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. Our determination or judgment concerning the events described above will be final and binding on all parties.

7.  PRICE RANGE OF SHARES; DIVIDENDS

     Price Range of Shares. Our common stock is traded on the Nasdaq National Market under the symbol "SAFE". The following table presents the high and low sales price per share of our common stock for each of the fiscal quarters indicated, as reported on the Nasdaq National Market.

                                                               HIGH     LOW
                                                              ------   ------
Fiscal Year Ended June 30, 2001
  First Quarter.............................................  $11.88   $ 8.00
  Second Quarter............................................   11.88     7.13
  Third Quarter.............................................   10.88     7.18
  Fourth Quarter............................................   10.18     8.00
Fiscal Year Ended June 30, 2002
  First Quarter.............................................  $12.08   $ 8.91
  Second Quarter............................................   13.65    11.00
  Third Quarter.............................................   13.50    11.64
  Fourth Quarter............................................   15.28    11.00
Fiscal Year Ending June 30, 2003
  First Quarter.............................................  $15.20   $12.12
  Second Quarter............................................   15.43    11.45
  Third Quarter (through January 8, 2003)...................   14.94    13.15

     On January 6, 2003, the last full trading day before the date of the public announcement of the offer, the last reported sale price of our shares on the Nasdaq National Market was $13.20 per share. WE ENCOURAGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES OF OUR COMMON STOCK.

     Dividends. We have never declared or paid any dividends on our common stock or other securities, and we do not anticipate paying dividends in the foreseeable future.

8.  SOURCE AND AMOUNT OF FUNDS

     Assuming that the maximum 650,000 shares are tendered in the offer at a price of $15.00 per share, the aggregate purchase price will be $9,750,000. We expect that our fees and expenses for the offer will be approximately $200,000. We expect to fund our purchase of shares tendered in the offer from our existing balances of cash and short-term investments.

9.  CERTAIN INFORMATION CONCERNING INVIVO CORPORATION

     We design, manufacture and market monitoring systems that measure and display vital signs of patients in medical settings. Our systems simultaneously monitor heart functions, respiration, heart rate, blood oxygen levels, invasive and non-invasive blood pressure and exhaled carbon dioxide levels. We developed the first multi-parameter vital sign patient monitoring system for use during magnetic resonance imaging, or MRI. Based on our reputation in the MRI patient monitoring field and our technological expertise, we enhanced our focus on the general patient monitoring market in the mid-1990s with the introduction of new portable multi-parameter vital signs products. With the sale of the assets of two our non-medical business units in fiscal 2002, we now derive approximately 95% of our total revenue from our medical products line of products.

     We were incorporated in Delaware in September 1986 and entered the medical device line of business through our acquisition of Invivo Research in 1992. We changed our corporate name to Invivo Corporation in

1996. Our headquarters are located at 4900 Hopyard Road, #210, Pleasanton, California 94588 and our telephone number is (925) 468-7600.

     Summary Unaudited Pro Forma Financial Information. The historical information included in the table below is derived from the unaudited financial information for the quarter ended September 30, 2002, included in our Quarterly Report on Form 10-Q filed on November 14, 2002.

     The following pro forma financial information gives effect to the purchase of shares pursuant to the offer, based on the assumptions described in the notes below. This pro forma information may not be indicative of the results that would have been obtained or results that may be obtained in the future, or the financial condition that would have resulted if the purchase of the shares pursuant to the offer had been completed at the date indicated.

     In addition to the information provided below, please refer to our annual report on Form 10-K for the fiscal year ended June 30, 2002, and our quarterly report on Form 10-Q for the quarter ended September 30, 2002, which are incorporated by reference in this Offer to Purchase.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
                            AS OF SEPTEMBER 30, 2002

                                                                       PRO FORMA
                                                       AS REPORTED   ADJUSTMENTS(1)    PRO FORMA
                                                       -----------   --------------   -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                             ASSETS
Current assets:
  Cash and cash equivalents..........................  $ 1,386,700                    $ 1,386,700
  Restricted cash....................................    1,437,400                      1,437,400
  Short-term investments.............................   25,545,800    (9,950,000)      15,595,800
  Trade receivables, net.............................   10,746,200                     10,746,200
  Inventories........................................    6,768,900                      6,768,900
  Other current assets...............................    1,524,900                      1,524,900
                                                       -----------    -----------     -----------
     Total current assets............................   47,409,900    (9,950,000)      37,459,900
Property and equipment, net..........................    5,572,700                      5,572,700
Intangible assets and other non-current assets.......    7,181,200                      7,181,200
                                                       -----------    -----------     -----------
                                                       $60,163,800    (9,950,000)     $50,213,800
                                                       ===========    ===========     ===========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................  $ 2,040,200                    $ 2,040,200
  Accrued expenses...................................    4,778,100                      4,778,100
  Current portion of long-term debt and capital
     leases..........................................      113,300                        113,300
  Income taxes payable...............................      577,900                        577,900
                                                       -----------                    -----------
     Total current liabilities.......................    7,509,500                      7,509,500
Long-term debt, excluding current portion............    1,435,500                      1,435,500
Deferred income taxes................................      550,400                        550,400
                                                       -----------                    -----------
     Total liabilities...............................    9,495,400                      9,495,400
                                                       -----------                    -----------
Commitments and contingencies
Stockholders' equity:
  Common stock.......................................       44,800        (6,500)          38,300
  Additional paid-in capital.........................   27,171,500    (9,943,500)      17,228,000
  Retained earnings..................................   23,403,200                     23,403,200
  Accumulated other comprehensive income.............       48,900                         48,900
                                                       -----------    -----------     -----------
     Total stockholders' equity......................   50,668,400    (9,950,000)      40,718,400
                                                       -----------    -----------     -----------
                                                       $60,163,800    (9,950,000)     $50,213,800
                                                       ===========    ===========     ===========

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002

                                                                       PRO FORMA
                                                       AS REPORTED   ADJUSTMENTS(2)    PRO FORMA
                                                       -----------   --------------   -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales................................................  $11,050,900                    $11,050,900
Cost of goods sold...................................    5,260,400                      5,260,400
                                                       -----------                    -----------
     Gross profit....................................    5,790,500                      5,790,500
                                                       -----------                    -----------
Operating expenses:
  Selling, general, and administrative...............    4,149,800                      4,149,800
  Research and experimental..........................      799,600                        799,600
                                                       -----------                    -----------
     Total operating expenses........................    4,949,400                      4,949,400
                                                       -----------                    -----------
     Income from operations..........................      841,100                        841,100
Other income (expense):
  Interest income....................................      151,500      (58,900)           92,600
  Interest expense...................................      (17,100)                       (17,100)
                                                       -----------     ---------      -----------
     Income from operations before income taxes......      975,500      (58,900)          916,600
Income tax expense...................................      292,700      (17,720)          274,980
                                                       -----------     ---------      -----------
     Net income......................................  $   682,800      (41,180)      $   641,620
                                                       ===========     =========      ===========
Basic net income per share data:
Basic net income per common share....................  $      0.15                    $      0.17
                                                       ===========                    ===========
Weighted-average common shares outstanding (basic)...  $ 4,463,911     (650,000)      $ 3,813,911
                                                       ===========     =========      ===========
Diluted net income per share data:
Diluted net income per common share..................  $      0.15                    $      0.16
                                                       ===========                    ===========
Weighted-average common shares outstanding
  (diluted)..........................................  $ 4,696,712     (650,000)      $ 4,046,712
                                                       ===========     =========      ===========

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma financial information is based on our historical financial information. Pro forma statements of operations information assumes the offer had taken place as of July 1, 2002, the beginning of fiscal 2003. Pro forma balance sheet information assumes the offer had taken place as of September 30, 2002. The unaudited pro forma financial information is based on certain assumptions and estimates and, therefore, does not purport to be indicative of results that actually would have been achieved if the offer had been completed as of such dates or indicative of future results of operations or financial condition. The unaudited pro forma financial information should be read together with our historical consolidated financial statements and related notes, which are incorporated by reference in this document. The historical consolidated financial information has been adjusted to reflect the following assumptions:

     (1) Our acquisition and retirement of 650,000 shares pursuant to the offer for a total cost, including fees we expect to incur in connection with the transaction of $200,000, is recorded as a reduction to our short term investments for the total cost of completing the offer, a reduction of our common stock by the par value of the shares retired and a reduction of our additional paid in capital by the amount by which the total cost of the offer exceeds the par value of the retired shares.

     (2) Our interest income for the three months ended September 30, 2002 was reduced by applying the percentage of the total amount of short-term investments as of September 30, 2002 assumed to be used to complete the offer to the estimated total amount of interest income that we derived from our short-term investments in the three month period. Our income tax expense was reduced by the amount obtained by applying our effective tax rate for the three months ended September 30, 2002 of 30% to the amount of this reduction of interest income.

     Additional Information. We are subject to the requirements of the Exchange Act, and file with the Securities and Exchange Commission periodic reports, proxy statements and other information relating to our business, financial condition and other matters. In addition, we have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO, which includes additional information concerning the offer. We recommend that, in addition to this Offer to Purchase, you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to elect to tender your shares:

     - our annual report on Form 10-K for the fiscal year ended June 30, 2002;
       and

     - our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2002.

     The Securities and Exchange Commission file number for all of these filings is 0-15963. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the Securities and Exchange Commission located in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from these offices upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

10. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES

     As of December 31, 2002, there were 4,483,699 shares of our common stock issued and outstanding. The 650,000 shares we are offering to purchase under the offer represent approximately 14.5% of the total shares outstanding as of December 31, 2002.

     The table below presents the aggregate number of shares and percentage of our common stock beneficially owned by our directors and executive officers as of December 31, 2002. Our directors and executive officers are entitled to participate in the offer on the same basis as all other stockholders. Mr. Goggio has indicated that Pillar Corporation and Pillar Charitable Remainder Unitrust, entities with which he is affiliated as indicated in the footnote to the table below, intend to tender shares in the offer and that the aggregate number of shares to be tendered would be a minimum of 200,000 shares. Mr. Hawkins has indicated that he intends to tender shares in the offer in an amount that does not exceed 45,000 shares, which is the maximum number of shares of our common stock that Mr. Hawkins intends to purchase pursuant to the exercise of stock options in the quarter ending March 31, 2003. We have not been advised by any other of our executive officers and directors that they intend to tender shares in the offer.

     In the table below, shares of common stock that are subject to options exercisable within 60 days of December 31, 2002 are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Unless indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

     Except as otherwise indicated below, the business address of each person listed in the table is c/o Invivo Corporation, 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588 and the business telephone number is (925) 468-7600.

                                                                       SHARES BENEFICIALLY OWNED
DIRECTORS AND                                                          --------------------------
EXECUTIVE OFFICERS                        POSITION                        NUMBER      PERCENTAGE
------------------                        --------                     ------------   -----------
James B. Hawkins......  President, Chief Executive Officer, Director    324,466(1)        7.0%
John F. Glenn.........  Chief Financial Officer, Vice President of
                        Finance                                          53,500(2)        1.2
Stuart Baumgarten.....  President, Invivo Research                       47,830(3)        1.1
Brent Johnson.........  Executive Vice President of Sales and
                        Marketing, Invivo Research                       23,500(4)        0.5
Laureen DeBuono.......  Director                                         34,000(5)        0.8
Ernest C. Goggio......  Director                                        358,786(6)        7.9
George S. Sarlo.......  Director                                         59,137(7)        1.3

---------------

(1) Includes 169,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days of December 31, 2002.

(2) Includes 53,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of December 31, 2002.

(3) Includes 43,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of December 31, 2002.

(4) Includes 19,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of December 31, 2002.

(5) Includes 34,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of December 31, 2002.

(6) Includes 113,986 shares of common stock owned by Pillar Corporation, of which Mr. Goggio is the President and majority stockholder, 188,800 shares of common stock owned by the Pillar Charitable Remainder Unitrust, of which Mr. Goggio is the sole trustee, 2,000 shares of common stock owned by Mr. Goggio's spouse and 54,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of December 31, 2002.

(7) Includes 54,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of December 31, 2002.

     Agreements, Arrangements or Understandings. Except for outstanding options to purchase shares of common stock granted from time to time to certain of our employees (including executive officers), directors or consultants and as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding relating to the transfer or voting of securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

     In July 2002, we entered into and/or renewed one year employment agreements with each of James B. Hawkins, John F. Glenn, Stuart Baumgarten and Brent Johnson, pursuant to which we have agreed to pay a specific severance amount if the executive officer is employed by us on the occurrence of a change in control, unless the officer resigns voluntarily or is terminated with cause within 90 days following a change of control of Invivo Corporation. For James B. Hawkins, the severance payment will be $992,000, an amount equal to two times the aggregate of his annual base salary and target bonus plus other benefits and expenses. For Stuart Baumgarten, John F. Glenn, and Brent Johnson, the severance payment will be $297,000, $240,000 and $244,000, respectively, which amounts are equal to the aggregate of each executive officer's annual base salary and target bonus plus other benefits and expenses. In addition to the severance payment, upon a change of control of Invivo Corporation, any unvested stock option to purchase shares of our common stock then held by the executive officer will become 100% vested and exercisable immediately prior to such change of control. If we terminate Mr. Hawkins, Mr. Glenn, Mr. Baumgarten or Mr. Johnson without just cause, but not following a change of control of Invivo Corporation, we have agreed to pay such executive officer one-half of the severance payment amount that such executive officers would have received for a termination without cause after a change of control of Invivo Corporation. These agreements further established each executive officer's base salary and target annual bonus for the one-year term of the agreements.

     We have entered into an agreement with our director, George S. Sarlo, providing for Mr. Sarlo to perform consulting services in connection with our evaluation of strategic alternatives that may arise from time to time. Mr. Sarlo will not receive any additional cash compensation for this consulting work, but we will make a payment to him of $250,000 upon a change in control transaction. Unless extended, the agreement will not apply to a transaction unless a definitive agreement is entered into before July 1, 2003.

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

     Our purchase of shares in the offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of our stockholders. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the offer to ensure a continued trading market for the shares. Based upon the published guidelines of the Nasdaq National Market and the conditions of the offer, we do not believe that our purchase of shares under the offer will cause the remaining outstanding shares of our common stock to be delisted from the Nasdaq National Market.

     Shares of our common stock currently constitute "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

     The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Securities and Exchange Commission and comply with the proxy rules of the Securities and Exchange Commission in connection with meetings of our stockholders. We believe that our purchase of shares under the offer, pursuant to the terms of the offer, will not cause us to no longer be subject to the periodic reporting requirements of the Exchange Act.

12.  LEGAL MATTERS; REGULATORY APPROVALS

     Except as described above, we are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of shares as contemplated by the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the offer to accept for payment and pay for shares is subject to conditions. See Section 6.

13.  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material U.S. federal income tax consequences relating to the offer. This summary is based upon the Internal Revenue Code of 1986, as amended, which is referred to in this section as the Code, the Treasury regulations promulgated under the Code, administrative pronouncements and judicial decisions, as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets for U.S. federal income tax purposes. Except as otherwise specifically noted, this discussion applies only to "U.S. holders" (as described below). This summary also does not address the state, local, estate, gift or foreign tax consequences of participating in the offer. For purposes of this discussion, the term "U.S. holder" means:

     - a citizen or resident of the United States;

     - a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions.

     For these purposes, a "non-U.S. holder" is any holder of shares that is not a U.S. person for U.S. federal income tax purposes.

     The tax treatment of a partner of a foreign or domestic partnership (or any entity treated as a partnership for U.S. federal income tax purposes) will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding shares should consult their tax advisors.

     In addition, this discussion does not deal with all possible tax consequences relating to a U.S. holders' investment in our shares and does not deal with the tax consequences applicable to all categories of U.S. holders, some of which may be subject to special tax rules (not described herein), including U.S. holders who are:

     - dealers or certain traders in securities or currencies;

     - tax-exempt entities;

     - banks, financial institutions or insurance companies;

     - grantor trusts;

     - real estate investment trusts or regulated investment companies;

     - holders of our shares who hold such shares as part of a position in a straddle or as part of a hedging or conversion transaction for U.S. federal income tax purposes;

     - holders of our shares whose functional currency is not the U.S. dollar;

     - holders of our shares who acquired their shares in connection with a stock option plan, a stock purchase plan, or in some other compensatory transaction;

     - holders of our shares who acquired their shares in connection with transactions that are subject to the alternative minimum tax provisions of the Code; and

     - holders of our shares who are subject to U.S. federal income taxation as U.S. expatriates.

     WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER.

     Characterization of the Purchase. Our purchase of shares under the offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the

U.S. holder's particular circumstances, be treated either as having sold the U.S. holder's shares or as having received a distribution in respect of stock from us.

     Under Section 302 of the Code, a U.S. holder whose shares we purchase under the offer will be treated as having sold the shares, and thus will recognize capital gain or loss if the purchase:

     - results in a "complete termination" of the U.S. holder's equity interest in us;

     - results in a "substantially disproportionate" redemption with respect to the U.S. holder; or

     - is "not essentially equivalent to a dividend" with respect to the U.S. holder.

     Each of these tests, referred to as the Section 302 tests, is explained in more detail below.

     If a U.S. holder satisfies any of the Section 302 tests explained below, the U.S. holder will be treated as if the U.S. holder sold the shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under the offer and the U.S. holder's adjusted tax basis in the shares surrendered in exchange for such cash. This gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the shares that were sold exceeds one year as of the date of our purchase under the offer. Currently, the long-term capital gain rate for non-corporate U.S. holders is 20%. Specified limitations apply to the deductibility of capital losses by U.S. holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that we purchase from a U.S. holder under the offer. A U.S. holder may be able to designate, generally through the U.S. holder's broker, which blocks of shares the U.S. holder wishes to tender under the offer if less than all of the U.S. holder's shares are tendered under the offer, and the order in which we will purchase different blocks in the event of proration under the offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation.

     If a U.S. holder does not satisfy any of the Section 302 tests explained below, our purchase of a U.S. holder's shares under the offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. holder. Instead, the amount received by the U.S. holder with respect to our purchase of the shares under the offer generally will be treated as a dividend distribution to the U.S. holder with respect to the U.S. holder's shares under
Section 301 of the Code, taxable at ordinary income tax rates, to the extent of the U.S. holder's share of our current and accumulated earnings and profits (as described in the Code) in our current taxable year. We presently expect to have current and accumulated earnings and profits that exceed the amount to be paid by us under the offer. To the extent the amount received by a U.S. holder exceeds the U.S. holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the U.S. holder's adjusted tax basis in the U.S. holder's shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that our purchase of a U.S. holder's shares under the offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder's adjusted tax basis in the purchased shares will be added to any shares retained by the U.S. holder.

     Constructive Ownership of Stock and Other Issues.  In applying each of the
Section 302 tests explained below, U.S. holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, U.S. holders should consult their tax advisors to determine whether the purchase of their shares under the offer qualifies for sale treatment in their particular circumstances.

     We cannot predict whether or the extent to which the offer will be oversubscribed. If the offer is oversubscribed, proration of tenders under the offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of shares pursuant to the offer will be treated as a sale or exchange or as a distribution in respect of stock from us.

     Section 302 Tests. One of the following tests must be satisfied with respect to you in order for our purchase of shares under the offer to be treated as a sale or exchange for U.S. federal income tax purposes:

     - Complete Termination Test. Our purchase of a U.S. holder's shares under the offer will result in a "complete termination" of the U.S. holder's equity interest in us if all of the shares that are actually owned by the U.S. holder are sold under the offer and all of the shares that are constructively owned by the U.S. holder, if any, are sold under the offer or, with respect to shares owned by certain related individuals, the U.S. holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors concerning the mechanics and desirability of the waiver.

     - Substantially Disproportionate Test. Our purchase of a U.S. holder's shares under the offer generally will result in a "substantially disproportionate" redemption with respect to the U.S. holder if, among other things, the percentage of the then-outstanding shares actually and constructively owned by the U.S. holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the U.S. holder immediately before the purchase (treating as outstanding all shares purchased under the offer).

     - Not Essentially Equivalent to a Dividend Test. Our purchase of a U.S. holder's shares under the offer will be treated as "not essentially equivalent to a dividend" if the reduction in the U.S. holder's proportionate interest in us as a result of the purchase constitutes a "meaningful reduction" of the U.S. holder's proportionate interest in us given the U.S. holder's particular facts and circumstances. Whether the receipt of cash by a stockholder who sells shares under the offer will be "not essentially equivalent to a dividend" is independent of whether or not we have current or accumulated earnings and profits. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction". U.S. holders should consult their tax advisors as to the application of this test to their particular circumstances.

     Corporate Stockholder Dividend Treatment. If a corporate U.S. holder does not satisfy any of the Section 302 tests described above, a corporate U.S. holder may, to the extent that any amounts received by it under the offer are treated as a dividend, be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate U.S. holder pursuant to the offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate U.S. holders should consult their own tax advisors as to the application of Section 1059 of the Code to the offer, and to the tax consequences of dividend treatment in their particular circumstances.

     Foreign Stockholders. The following discussion applies to stockholders who are "non-U.S. holders", as defined above. We or the Depositary may withhold U.S. federal income tax from the gross proceeds paid pursuant to the offer to a non-U.S. holder or his agent. Non-U.S. holders will be treated as either having sold their shares or as having received a distribution in respect of stock from us in the same manner as U.S. holders as described above.

     In general, amounts paid under the offer to a non-U.S. holder that are treated as a dividend will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Amounts treated as dividends and that are U.S. trade or business income are generally subject to U.S. federal income tax at regular income tax rates, but are not generally subject to the 30% withholding tax or treaty-reduced rate. Any U.S. trade or business income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the non-U.S. holder must provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, prior to the payment. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

     A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on the disposition of shares in the offer unless:

     - the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable income tax treaty providing otherwise; or

     - we are or have been a "U.S. real property holding corporation" and certain other requirements are met.

     We do not believe that we are or have been a "U.S. real property holding corporation".

     An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes could be subject to U.S. federal income tax with respect to the disposition of shares in the offer. An individual who fits this category should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the offer.

     Stockholders Who Do Not Receive Cash Under the Offer. Stockholders whose shares we do not purchase under the offer will not incur any tax liability as a result of the completion of the offer.

     Backup Withholding. See Section 3 with respect to the application of United States federal backup withholding tax.

     THE DISCUSSION ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the offer is open and delay our acceptance for payment of and payment for any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer. Amendments to the offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire.

     If we materially change the terms of the offer or the information concerning the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

     If we:

     - increase the price to be paid for shares above $15.00 per share or decrease the price to be paid for shares below $15.00 per share;

     - increase the number of shares being sought in the offer in an amount that exceeds 2% of our outstanding shares; or

     - decrease the number of shares being sought; and

the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in this Section 14, we will extend the offer until the expiration of such ten business day period.

15.  FEES AND EXPENSES

     We have retained U.S. Stock Transfer Corporation to act as Depositary in connection with the offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

     We may retain an Information Agent to contact stockholders by mail, telephone, telegraph and personal interviews and to request brokers, dealers and other nominee stockholders to forward materials relating to the offer to beneficial owners. The Depositary has not been retained to make solicitations or recommendations in connection with the offer.

     We will not pay fees or commissions to brokers, dealers, commercial banks or trust companies or any other person for soliciting tenders of shares under the offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. However, upon request we will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the Depositary, for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 6 of the Letter of Transmittal.

16.  MISCELLANEOUS

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the offer will not be made to nor will tenders be accepted from or on behalf of the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

     Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO, which contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is described in Section 9 with respect to information concerning us.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD OR SHOULD NOT TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY OTHER DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

January 13, 2003

     You or your broker, dealer, commercial bank, trust company or nominee should send or deliver the Letter of Transmittal and certificates for shares and any other required documents to the Depositary at the address listed below.

                        The Depositary for the offer is:

                        U.S. STOCK TRANSFER CORPORATION

         By Registered or Certified Mail,                       By Facsimile Transmission:
            Hand or Overnight Courier:                       (for Eligible Institutions Only)
          U.S. Stock Transfer Corporation                             (818) 502-0674
       Attention: Reorganization Department
                1745 Gardena Avenue                               For Confirmation Call:
                Glendale, CA 91204                                    (800) 835-8778

     Any questions or requests for assistance may be directed to Invivo Corporation or the Depositary. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Invivo Corporation at the telephone number and address listed below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the offer. To confirm delivery of shares, you are directed to contact the Depositary.

                               INVIVO CORPORATION
                            Attention: John F. Glenn
                             4900 Hopyard Road #210
                              Pleasanton, CA 94588
                           Telephone: (925) 468-7600